UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-21995

                          FIRST AVIATION SERVICES INC.

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             (Exact name of registrant as specified in its charter)

                                15 RIVERSIDE AVE
                             WESTPORT CT 06880-4214
                                   2032913300

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  (Address, including zip code, and telephone number, including area code, of
                     Issuer's principal executive offices)

                          Common Stock, $0.01 par value

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                      (Description of class of securities)

                                      None

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   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [X]            Rule 12h-3(b)(1)(i)           [X]
Rule 12g-4(a)(1)(ii)        [ ]            Rule 12h-3(b)(1)(ii)          [ ]
Rule 12g-4(a)(2)(i)         [ ]            Rule 12h-3(b)(2)(i)           [ ]
Rule 12g-4(a)(2)(ii)        [ ]            Rule 12h-3(b)(2)(ii)          [ ]
                                           Rule 15d-6                    [ ]

Approximate number of holders of record as of the certification or notice date: [15]


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     Pursuant to the requirements of the Securities Exchange Act of 1934, First
Aviation Services Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:   July 27, 2007


                           FIRST AVIATION SERVICES INC.

                           By:  /s/  Bill L. Reznicek
                                ---------------------
                           Name:  Bill L. Reznicek
                           Title: Vice President and Chief Financial Officer